VIRBAC CORPORATION                     Porter, LeVay & Rose, Inc.

Joseph A. Rougraff, CFO                Michael Porter, President - Investor
                                       Relations
817-831-5030                           Christian Pflaumer, VP - Media Relations
                                       Jeff Myhre, VP - Editorial
King Pharmaceuticals, Inc.             212-564-4700
James E. Green, Executive Vice
  President, Corporate Affairs
423-989-8125

                            FOR IMMEDIATE RELEASE

                     VIRBAC ACQUIRES ANIMAL HEALTH PRODUCTS

                   FROM KING PHARMACEUTICALS FOR $15.1 MILLION

FORT WORTH, TX, & BRISTOL, TN, September 9, 2003 - Virbac Corporation (NASDAQ,
NM: VBAC), a leading companion animal health company, and King Pharmaceuticals, Inc. (NYSE: KG) today announced that Virbac has acquired the animal health products of King for $15.1 million in cash. The transaction includes certain product assets, unfilled customer orders, inventories, manufacturing equipment and intellectual property. The transaction, which is expected to be immediately accretive and non-dilutive to Virbac's shareholders, supports Virbac's expansion into the $1.6 billion veterinary companion animal pharmaceutical market, and positions Virbac as a leader in the estimated $20 million veterinary small animal endocrinology market segment.

King's animal health products resulted in sales of $5.7 million in 2002, with a gross profit margin substantially higher than that of Virbac's Veterinary Division, led by Soloxine(R), the leader in the estimated $10 million canine thyroid hormone replacement market. The other products acquired by Virbac from King are Pancrezyme(R), used to treat pancreatic enzyme insufficiency, a chronic disease in dogs that can cause diarrhea and weight loss; Tumil-K(R), a supplement for cats with low blood potassium levels, which can cause weight loss and muscle weakness; and Uroeze(R) and Ammonil(R), which are both urinary acidifiers for the treatment and prevention of canine bladder stones and feline lower urinary tract inflammation.

Soloxine holds an estimated 41% share in the canine thyroid hormone replacement market, according to Market Dynamics. This market has been growing at a 10% annual rate for the past five years. Soloxine is a well established, highly respected and broadly recognized brand name for the treatment of thyroid hormone deficiency in dogs. Manufacture of Soloxine will be transferred to Virbac's FDA-approved facility in St. Louis, MO, over the course of the next year. In addition, Virbac has acquired from King registrations for Soloxine and Tumil-K in Canada and has assumed a distribution agreement for Soloxine, Tumil-K and Uroeze in the U.K. and Republic of Ireland.




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Thomas L. Bell, president and chief executive officer of Virbac, commented,
"This acquisition represents the completion of yet another step in Virbac's growth strategy as we continue our expansion in the U.S. companion animal veterinary pharmaceutical market. As we have said before, Virbac intends to grow by internal development and launch of new products like Allermyl(TM), Equell(TM) and Equimax(TM), as well as by product acquisitions like Genesis(TM), IVERHART(TM) PLUS, and the newly acquired King products, as well as by company acquisitions, such as our recent acquisition of Delmarva Labs. Also, the King animal health products offer us excellent expansion opportunities into international markets."

Jefferson J. Gregory, Chairman and Chief Executive Officer of King, stated, "The sale of our animal health products is an example of the successful implementation of our previously announced strategy to divest products that are not strategic to our business plan. We are pleased to complete this transaction with Virbac as they build their veterinary pharmaceutical franchise."

Bell concluded by stating, "The addition of King's animal health pharmaceutical product line places Virbac in a leading position in the endocrinology market, a niche similar in size to dermatology and oral hygiene where we have been extremely successful. We are confident that our sales force will be able to hit the ground running with this new product line with minor increases to headcount. The transfer of Soloxine to our St. Louis facility will also absorb factory overhead and improve our margins for veterinary pharmaceutical products."

Matrix Capital Markets Group, Inc. of Richmond, VA, served as the exclusive financial advisor to King in connection with the transaction.

Virbac Corporation, located in Fort Worth, TX, is a leading companion animal health company with product leaders in the dermatological and oral hygiene markets for pets and companion animals. Virbac provides a broad array of health care products to its customers under the brand names C.E.T.(R), ALLERDERM(R), ALLERMYL(TM), GENESIS(TM) IVERHART(TM) PLUS, Preventic(R) Plus, Pet-Tabs(R), VIRBAMEC(TM), BOVIMEC(TM), Mardel(R), and Zema(R). For more information on Virbac, please visit www.virbac.com.

King, headquartered in Bristol, TN, is a vertically integrated pharmaceutical company that develops, manufactures, markets, and sells branded prescription pharmaceutical products. King, an S&P 500 Index company, seeks to capitalize on opportunities in the pharmaceutical industry through the development, including through in-licensing arrangements and acquisitions, of novel branded prescription pharmaceutical products in attractive markets and the strategic acquisition of branded products that can benefit from focused promotion and marketing and product life-cycle management.

This press release contains forward-looking information made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be affected by certain risks and uncertainties described in the Virbac's filings with the Securities and Exchange Commission. Forward-looking statements regarding earnings per share depend in large part on Virbac's and its strategic partners' ability to launch new products effectively and customer acceptance of those products. Virbac's actual results could differ materially from such forward-looking statements. Virbac's management believes that these amounts are fairly stated, but audited results could differ from these unaudited results and the effect may be material.


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